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Exhibit 10.52

SIRVA INC.
MANAGEMENT INCENTIVE PLAN
(Effective as of January 1, 2003)

        1.    Purpose.

        The purposes of the Plan are to enable the Company and its Subsidiaries to attract, retain, motivate and reward the best qualified executive officers and key employees by providing them with the opportunity to earn competitive compensation directly linked to the Company's performance. In addition, the Plan has been established to improve employee accountability for the financial performance of SIRVA and its Subsidiaries and to supplement the compensation packages offered by the Company with an incentive bonus for those Participants who achieve specific performance objectives. The Plan is also designed to assure that amounts paid to certain executive officers of SIRVA and its Subsidiaries will not fail to be deductible by the Company for Federal income tax purposes because of the limitations imposed by section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations promulgated thereunder.

        2.    Definitions.

        Unless the context requires otherwise, the following words as used in the Plan shall have the meanings ascribed to each below, it being understood that masculine, feminine and neuter pronouns are used interchangeably and that each comprehends the others.

        (a)   "Board" shall mean the Board of Directors of the Company.

        (b)   "Committee" shall mean the Compensation Committee of the Board (or such other committee of the Board that the Board shall designate from time to time) or any subcommittee thereof consisting of two or more directors each of whom is an "outside director" within the meaning of Section 162(m).

        (c)   "Company" shall mean SIRVA, Inc, a Delaware corporation, and any successor thereto.

        (d)   "Covered Employee" shall have the meaning set forth in Section 162(m).

        (e)   "Participant" shall mean (i) each Covered Employee and (ii) each other executive officer or key employee of the Company or a Subsidiary whom the Committee designates as a participant under the Plan.

        (f)    "Performance Period" shall mean each fiscal year of the Company or shorter period, as determined by the Committee.

        (g)   "Plan" shall mean this SIRVA, Inc. Management Incentive Plan, as set forth herein and as amended from time to time.

        (h)   "Section 162(m)" shall mean Section 162(m) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (including any proposed regulations).

        (i)    "Subsidiary" means any corporation in which the Company owns, directly or indirectly, stock representing 50% or more of the combined voting power of all classes of stock entitled to vote, and any other business organization, regardless of form, in which the Company possesses, directly or indirectly, 50% or more of the total combined equity interests in such organization.

        3.    Administration.

        The Committee shall administer and interpret the Plan and shall establish such rules and procedures for its administration as it deems necessary or appropriate, provided that, in no event, shall the Plan be administered or interpreted in a manner which would cause any award intended to be qualified as performance-based compensation under Section 162(m) to fail to so qualify. The

Committee shall establish the performance objectives for any Performance Period in accordance with Section 4 and certify whether such performance objectives have been obtained. Any determination, interpretation or other action made or taken by the Committee under the Plan shall be final, conclusive and binding. No member or former member of the Board or the Committee shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan other than as a result of such individual's willful misconduct. The authority granted to the Committee pursuant to this Section 3 includes, but is not limited to, the ability to do any of the following: (i) to cause to be prepared all forms necessary or appropriate for the administration of the Plan; (ii) to keep appropriate books and records relating to the Plan; (iii) to determine amounts to be disbursed to Participants under the provisions of the Plan; (iv) to determine consistent with the provisions of the Plan, all questions of eligibility, rights, and status of Participants under the Plan; and (v) to interpret, in its sole discretion, all disputed questions of Plan interpretation and benefit eligibility.

        4.    Bonuses.

          (a)    Performance Criteria.

            (i)    Within 90 days after each Performance Period begins (or such other date as may be required or permitted under Section 162(m)), the Committee shall establish the performance objective or objectives that must be satisfied in order for a Participant to receive a bonus for such Performance Period. Unless the Committee determines at the time of grant not to qualify the award as performance-based compensation under Section 162(m), any such performance objectives will be based upon the achievement of one or more of the following criteria, as determined by the Committee: (i) revenue growth; (ii) earnings before interest, taxes, depreciation and amortization; (iii) earnings before interest, taxes and amortization; (iv) operating income; (v) pre- or after-tax income; (vi) cash flow; (vii) cash flow per share; (viii) net earnings; (ix) earnings per share; (x) return on equity; (xi) return on invested capital; (xii) return on assets; (xiii) economic value added (or an equivalent metric); (xiv) share price performance; (xv) total shareholder return; (xvi) improvement in or attainment of expense levels; (xvii) improvement in or attainment of working capital levels; (xviii) debt reduction; or (xiv) strategic and leadership goals (provided, however, that from and after January 1, 2007, strategic and leadership goals must be (a) able to be objectively determined for each participant such that an award based in whole or part on strategic and leadership goals would not fail to qualify as "qualified performance based compensation" under Treas. Reg. 1.162-27(e) promulgated under Section 162(m) of the Code, or (b) such goals are used solely by the Committee for the purposes of exercising its negative discretion pursuant to Section 4(d) hereof).

            (ii)   Any of the performance objectives set forth above may measure performance on a Company wide basis or with respect to one or more business units, divisions or Subsidiaries, and either in absolute terms, relative to the performance of one or more similarly situated companies, relative to the performance of an index covering a peer group of companies, or other external measure of the selected performance criteria.

            (iii)  In the application of performance objectives to bonus determinations under the Plan, the Committee may (i) make adjustments it deems advisable in order to give consideration to changes made in accounting rules, principles or methods, or extraordinary events, and make adjustments to financial performance measures in recognition of such occurrences, (ii) exclude special charges, restructuring charges, discontinued operations and unusual or infrequent accounting adjustments, restatements or reclassifications which they deem significant; provided that such adjustments are identified in the Company's financial statements or management's discussion and analysis of financial condition and results of operations contained in the Company's most recent annual report filed with the U.S. Securities and Exchange Commission

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    pursuant to the Exchange Act; and provided further that any such adjustments or exclusions are stated and taken into account at the time the performance objectives for a particular Performance Period are determined in accordance with Section 4(a)(i) hereof.

          (b)    Maximum Amount Payable.    If the Committee certifies in writing that any of the performance objectives established for the relevant Performance Period under Section 4(a) has been satisfied, each Participant who is employed by the Company or one of its Subsidiaries on the last day of the Performance Period for which the bonus is payable shall be entitled to receive an annual bonus in an amount not to exceed $3 million.

          (c)    Partial Year Participation and Termination.

            (i)    If an employee becomes a Participant with respect to any Performance Period after the beginning of such Performance Period, such Participant shall receive, if and when payments with respect to bonuses for such Performance Period are made under Section 5 hereof, a payment equal to a fraction of the value, as determined by the Committee pursuant to Section 4, of such Participant's bonus (if any) with respect to such Performance Period. The numerator of such fraction shall be the number of days that such Participant was a Participant during such Performance Period and the denominator shall be the total number of days in such Performance Period.

            (ii)   Unless otherwise determined by the Committee in its sole discretion at the time the performance criteria are selected for a particular Performance Period in accordance with Section 4(a), if a Participant's employment terminates for any reason prior to the date on which a bonus is paid hereunder, such Participant shall forfeit all rights to any and all bonuses which have not yet been paid under the Plan; provided that if a Participant's employment terminates as a result of death, disability or retirement (as defined under any retirement plan of the Company or a Subsidiary) after the end of a Performance Period but prior to the date on which a bonus is paid hereunder in respect of such Performance Period, such Participant shall be entitled to receive a bonus in accordance with the terms of the Plan.

            (iii)  If, after the beginning of a Performance Period, a Participant is promoted, demoted, transferred or otherwise moved to a different salary band level or other Plan eligibility level within the Company, the Committee, in its sole discretion, may adjust the bonus that such Participant is entitled to receive hereunder for such Performance Period such that the Participant shall receive, if and when payments with respect to bonuses for such Performance Period are made under Section 5 hereof, (a) a payment based on the Participant's higher salary band level and/or other eligibility level, as the case may be, (b) a pro rated bonus based on the Participant's number of days at each salary band or other eligibility level, based on either the Participant's highest salary level or average base salary, as determined by the Committee, or (c) such other method as the Committee deems appropriate, in each case as otherwise determined in accordance with this Section 4.

            (iv)  Notwithstanding the foregoing, if a Participant's employment terminates for any reason other than for cause prior to the date on which the bonus is paid hereunder, the Committee, in its discretion, may waive any forfeiture pursuant to Section 4(c) in whole or in part.

          (d)    Negative Discretion.    Notwithstanding anything else contained in Section 4(b) to the contrary, the Committee shall have the right, in its absolute discretion, (i) to reduce or eliminate the amount otherwise payable to any Participant under Section 4(b) based on individual performance or any other factors that the Committee, in its discretion, shall deem appropriate and (ii) to establish rules or procedures that have the effect of limiting the amount payable to each

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  Participant to an amount that is less than the maximum amount otherwise authorized under Section 4(b).

          (e)    Affirmative Discretion.    Notwithstanding any other provision in the Plan to the contrary, (i) the Committee shall have the right, in its discretion, to pay to any Participant who is not a Covered Employee a bonus for the year in which the amount paid would ordinarily be deductible by the Company for federal income tax purposes in an amount up to the maximum bonus payable under Section 4(b), based on individual performance or any other criteria that the Committee deems appropriate and (ii) in connection with the hiring any person who is or becomes Covered Employee, the Committee may provide for a minimum bonus amount in any Performance Period, regardless of whether performance objectives are attained.

          (f)    Committee Minutes.    Once determined in accordance with the terms of the Plan, the performance objectives, goals and payout schedules determined in accordance with this Section 4 shall be included in the Committee's minutes relating to the meeting at which such objectives and goals were so determined.

          (g)    2003 Performance Awards.    Notwithstanding anything to the contrary contained herein, bonuses for the 2003 Performance Period shall be determined in accordance with Annex A hereto.

        5.    Payment.

        Except as otherwise provided hereunder, payment of any bonus amount determined under Section 4 (less the appropriate withholding taxes) shall be made to each Participant as soon as practicable after the Committee certifies that one or more of the applicable performance objectives have been attained (or, in the case of any bonus payable under the provisions of Section 4(e), after the Committee determines the amount of any such bonus). Notwithstanding the foregoing, payment of any bonus amount under the Plan shall be made no later than March 15 of the year following the end of the applicable Performance Period, unless deferred as provided in Section 6.

        6.    Form of Payment.

        The Committee shall determine whether any bonus payable under the Plan is payable in cash, in shares of Common Stock or in any combination thereof. Except as provided below, any shares of Common Stock issued in respect of bonuses under the Plan shall be issued under and subject to the terms and conditions of the SIRVA, Inc. Omnibus Stock Incentive Plan (the "Omnibus Plan"). Payments made under the Plan, regardless of whether in cash or in shares of Common Stock, may be eligible for deferral pursuant to the Omnibus Plan or under any plan maintained by the Company or a Subsidiary allowing for deferral of compensation, in each case in accordance with the terms and conditions of such plans.

        7.    General Provisions.

          (a)    Effectiveness of the Plan.    Subject to the approval by the shareholders of the Company, the Plan shall be effective with respect to calendar years beginning on or after January 1, 2003, and shall continue until terminated by the Board pursuant to Section 7(b) hereof; provided that, to the extent required by applicable law, the material terms and conditions of the Plan shall be presented to the shareholders of the Company for re-approval at the 2007 annual meeting of shareholders and on the fifth anniversary of such meeting and on each successive fifth anniversary thereafter during the term of the Plan.

          (b)    Amendment and Termination.    Notwithstanding Section 7(a), the Board or the Committee may at any time amend, suspend, discontinue or terminate the Plan; provided, however, that no such action shall be effective without approval by the shareholders of the Company to the extent necessary to continue to qualify the amounts payable hereunder to Covered Employees as performance-based compensation under Section 162(m).

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          (c)    No Right of Continued Employment of Participant.    Nothing in the Plan shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant's employment at any time, nor to confer upon any Participant any right to continue in the employ of the Company or any Subsidiary. No Employee shall have a right to be selected as a Participant, or, having been so selected, to receive any future bonuses under this Plan.

          (d)    Beneficiary Designation.    Each Participant under the Plan may from time to time name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid or by whom any right under the Plan is to be exercised in case of his or her death. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Committee during his lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant's death shall be paid to or exercised by the Participant's surviving spouse, if any, or otherwise to or by his or her estate.

          (e)    No Limitation on Corporate Actions.    Nothing contained in the Plan shall be construed to prevent the Company or any Subsidiary from taking any corporate action which is deemed by it to be appropriate or in its best interest, whether or not such action would have an adverse effect on any awards made under the Plan. No employee, beneficiary or other person shall have any claim against the Company or any Subsidiary as a result of any such action.

          (f)    Nonalienation of Benefits.    No Participant or beneficiary shall have the power or right to transfer, assign, pledge or otherwise encumber the Participant's interest under the Plan, except by will or the laws of descent and distribution. The provisions of the Plan shall inure to the benefit of each Participant and the Participant's beneficiaries, heirs, executors, administrators or legal representatives.

          (g)    Withholding.    Any amount payable to a Participant or a beneficiary under this Plan shall be subject to any applicable Federal, state and local income and employment taxes and any other amounts that the Company or a Subsidiary is required at law to deduct and withhold from such payment.

          (h)    Severability.    If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

          (i)    Governing Law.    The Plan shall be construed in accordance with and governed by the laws of the State of Delaware, without reference to the principles of conflict of laws.

          (j)    Headings.    Headings are inserted in this Plan for convenience of reference only and are to be ignored in a construction of the provisions of the Plan.

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Annex A to the SIRVA, Inc. Management Incentive Plan

2003 Management Incentive Plan

SIRVA, Inc.

January 2003

Section 1—Plan Overview & Purpose

        SIRVA, Inc ("SIRVA") strives to provide its associates with competitive salaries and benefits as a total compensation package. SIRVA has established the SIRVA, Inc. Management Incentive Plan (the "MIP Plan") to enable the Company and its subsidiaries to attract, retain, motivate and reward the best qualified executive officers and key employees by providing them with the opportunity to earn competitive compensation directly linked to the Company's performance. In addition to a competitive compensation package, this SIRVA 2003 Management Incentive Plan (the "2003 Plan") has been established under the MIP Plan to improve accountability for results and to supplement SIRVA's competitive compensation packages with an Incentive Award for those Participants who deliver on specific quantitative and qualitative targeted goals and objectives during 2003. All Incentive Awards under the 2003 Plan shall be paid from the general assets of SIRVA. This 2003 Plan is subject to the terms and conditions of the MIP Plan.

Section 2—Plan Definitions

        As used in the 2003 Plan, the following terms, when capitalized, shall have the meanings set forth below in this Section 2. Other capitalized terms used herein without definition shall have the respective meanings set forth in the MIP Plan.

        Section 2.01. Actual Award Percentage or Pay-out Percentage means the percentage of pay-out, if any, determined for each Performance Measurement in the 2003 Incentive Year based upon actual results of each such Performance Measurement in relation to Target Performance Levels established by the Compensation Committee (as set forth in Table A, which is attached hereto and incorporated herein by reference) and the weight given to each such Performance Measurement as determined by the Compensation Committee (as set forth in Table B which is attached hereto and incorporated herein by reference).

        Section 2.02. Average Base Salary means the weighted average of the Participant's base salary for the 2003 Incentive Year, which has been prorated for any base salary changes based on the number of days at each such base salary level. Average Base Salary excludes lump sum bonuses, incentives, perquisites, fringe benefits or other imputed income.

        Section 2.03. Average DSO (13 points) means the average monthly days sale outstanding (DSO) over a 13-month period during the 2003 Incentive Year for SIRVA, with the thirteenth month being the calendar month prior to the start of the 2003 Incentive Year.

        Section 2.04. Award Dollar Maximum means the maximum amount of an Incentive Award a Participant is eligible to receive under this 2003 Plan. A Participant's Award Dollar Maximum amount can be determined by multiplying the Participant's Award Percentage Maximum by the Participant's Average Base Salary.

        Section 2.05. Award Percentage Maximum means the maximum percentage level of participation established for each Participant under the 2003 Plan. Award Percentage Maximum is generally established by the participant's salary band level, but is subject to change in the sole discretion of the Compensation Committee.

        Section 2.06. Business Segment is the major business segment or support function of SIRVA through which a Participant is employed. For purposes of this 2003 Plan, the following are deemed as Business Segments of SIRVA: Moving Services NA, Moving Services Europe, Moving Services Asia Pacific, Specialty Transportation, Network Services, Global Relo Redefined NA, Relocation Services Europe, Global Relo Redefined Europe, Relo Services Asia Pacific, Global Relo Redefined Asia Pacific, Insurance Services, Solutions and SIRVA. SIRVA will be the performance measure for all the function groups.

        Section 2.07. Cash Generation is a SIRVA Performance Measurement under this 2003 Plan that is measured by Operating Funds Flow for SIRVA Relocation and by SIRVA's Average DSO (13 points) performance for all other portions of SIRVA.

        Section 2.08. Earnings Growth is a SIRVA Performance Measurement under this 2003 Plan that is measured by SIRVA's EBITA performance.

        Section 2.09. EBITA means earnings from all foreign and domestic SIRVA-Controlled Companies before interest, tax, and amortization.

        Section 2.10. 2003 Incentive Year means the performance period beginning on January 1, 2003 and ending on December 31, 2003.

        Section 2.11. Incentive Award means the amount paid to a Participant under the 2003 Plan for the 2003 Incentive Year. This amount can be determined by multiplying the Participant's Actual Award Percentage for the 2003 Incentive Year times the Participant's Average Base Salary paid during the 2003 Incentive Year, subject to deductions resulting from any of the following: i) failure of SIRVA to achieve its Earnings Growth & Cash Generation Targets; ii) failure of the Participant's Business Segment in achieving its Earnings Growth & Cash Generation Targets; iii) failure of a Participant to fully achieve the Leadership and Strategic Initiatives established for the Participant; and, iv) failure of the Participant to otherwise perform at the expected level established for the Participant by the Company, in each case as determined by the Compensation Committee in its sole discretion.

        Section 2.12. Leadership and Strategic Initiatives is a Performance Measurement under this 2003 Plan that measures the accomplishment of certain pre-approved Leadership and Strategic Initiatives for a respective Participant's business segment or function during the 2003 Incentive Year. Strategic Initiatives shall be established for each Participant's business unit or function in accordance with Section 4.04 of this 2003 Plan. In addition, the Participant will be evaluated on his/her demonstration of Leadership traits and values in completion of the job.

        Section 2.13. Minimum Performance Level or Minimum means the threshold level of performance established by the Compensation Committee for each SIRVA Performance Measurement during the 2003 Incentive Year, as set forth in Table A.

        Section 2.14. Operating Funds Flow (OFF) is a financial measure used to determine the amount of cash required to operate the business on a day-to-day basis. OFF takes into account EBITDA, changes in working capital including accounts payable and receivable, changes in assets and liabilities including equipment, salaries and benefits and investing activities including the purchase equipment.

        Section 2.15. Participant means a common law employee of a SIRVA-Controlled Company who satisfies the requirements for eligibility under Section 3 of this 2003 Plan. Notwithstanding the foregoing, the following shall not be eligible to participate in the 2003 Plan: independent contractors, temporary employees, and employees covered under other incentive/commission or bonus plans.

        Section 2.16. Performance Measurements for the 2003 Incentive Year means Earnings Growth, Cash Generation and Leadership and Strategic Initiatives.

        Section 2.17. SIRVA-Controlled Companies means North American Van Lines, Inc. ("NAVL"), and any direct or indirect subsidiaries of NAVL, including, but not limited to, Allied Van Lines, Inc., SIRVA Relocation, LLC and ALNAV Platinum Group, Inc., and any other corporation in which the Company owns, directly or indirectly, stock representing 50% or more of the combined voting power of all classes of stock entitled to vote, and any other business organization, regardless of form, in which the Company possesses, directly or indirectly, 50% or more of the total combined equity interests in such organization.

        Section 2.18. Target Performance Level or Target means the budgeted level of performance established for each Performance Measurement during the 2003 Incentive Year, as set forth in Table A.

        Section 2.19. Total Plan Pay-out or Total Plan Pool is the combination of each individual Performance Measurement Pay-out Percentage in the 2003 Incentive Year based upon SIRVA's actual performance for the 2003 Incentive Year. Once calculated, the Total Plan Pay-out or Total Plan Pool will be distributed by the Compensation Committee, in its sole discretion, to the Business Segments based upon any such Business Segment's accomplishments of its own Earnings Growth target. The Total Plan Pay-out for Cash Generation will be based on achievement of the SIRVA overall cash target. Once received by the Business Segment, each such Business Segment Leader in accordance with Section 4 will distribute such Business Segment's share of the Total Plan Pool of funds to Participants.

Section 3—Eligibility

        For the 2003 Incentive Year, an associate employed by a U.S. based SIRVA-Controlled Company who is: i) within the senior professional salary band or higher (e.g., [a senior executive, senior vice president, senior professional, executive vice president or director]); and ii) not participating in another incentive plan or bonus program for the 2003 Incentive Year; and iii) not a member of any union or covered by any collective bargaining agreement, shall be eligible to participate in the 2003 Plan, but subject to the 2003 Plan's terms and conditions. In addition to the foregoing, the Compensation Committee (or its delegate), may, in its sole discretion, extend participation under this 2003 Plan to any other employee of a SIRVA-Controlled Company, including, without limitation, key associates employed by a SIRVA-Controlled Company based outside the United States. Where such discretion is exercised to extend participation under this 2003 Plan to such key associates, the Company reserves the right to terminate that participation on a prospective basis at any time.

Section 4—Incentive Awards

        The 2003 Plan will have specific, quantifiable Earnings Growth and Cash Generation performance goals for SIRVA. The 2003 Plan will also include demonstrated Leadership values and Strategic Initiatives for each Participant. A one-over-one evaluation process will be used to determine if a Participant's performance has achieved the targeted goals for Leadership and Strategic Initiatives.

  Section 4.01. General Threshold

  a)
  Subject to the terms of the 2003 Plan, a Participant shall be eligible to receive an Incentive Award for the 2003 Incentive Year, calculated in accordance with this Section, provided that SIRVA EBITA exceeds the Minimum Performance Level described in Section 4.02. If, and only if, the Minimum Performance Level for SIRVA EBITA has been satisfied, then Participants become eligible for Incentive Awards subject to the terms of this 2003 Plan.

  b)
  If SIRVA achieves the Minimum Performance Level as described in Section 4.01(a) above, the total pool available for distribution to Participants is based on each Business Segment's individual EBITA performance, SIRVA's overall DSO performance against established targets or, for Relocation, Operating Funds Flow against established targets. Each portion of the awards calculation—EBITA, DSO, OFF, Leadership and Strategic Initiatives is determined separately. Thus, a Business Segment could receive the portion of its award attributable to DSO (or OFF) and not receive anything for EBITA. Alternatively, a Business Segment could receive all or a portion of its award for EBITA and DSO (or OFF).

  c)
  (i) The Compensation Committee shall allocate the Total Plan Pool to each of the Business Segments based upon the Earnings Growth (EBITA) accomplishments of each such segment relative to their established Targets. For purposes of determining the allocation to the corporate support functions, the allocation shall be based upon SIRVA Earnings Growth and

    Cash Generation (either DSO or OFF) Performance Measurement results. The determination of the Compensation Committee shall be conclusive and final. The formulas and procedures for calculating the Performance Measurement results are described below in Sections 4.02 (earnings Growth), 4.03 (Cash Generation) and 4.04 (Leadership and Strategic Initiatives).

    (ii) Subject to adjustment and final approval by the Compensation Committee (or its delegate where appropriate), the Business Segment leader shall determine the Incentive Award for each Participant within his/her Business Segment in accordance with the terms of the 2003 Plan. Before establishing the Incentive Award, the Business Segment leader shall assess each Participant's Leadership performance as well as each Participant's contribution towards the achievement of the Strategic Initiatives established for each such Participant's Business Segment. Once the Business Segment leader has evaluated the Participant's individual performance, the Business Segment leader shall establish an Incentive Award for such Participant commensurate with such level of performance using the Business Segment allocated Total Plan Pool funds, as well as the Participant's respective Target Award Percent as a guideline.

  d)
  In the event a Participant was not eligible for participation in the 2003 Plan for the entire 2003 Incentive Year, the amount of the Incentive Award shall be determined in accordance with Sections 4.05 or 4.06 hereof. In addition, the Participant's Business Segment will determine the Earnings Growth and Cash Generation actual award. Actual Award Percentages can vary by Business Segment.

        Section 4.02. Earnings Growth. SIRVA must achieve a year 2003 EBITA in excess of Year 2002 EBITA in order for there to be any Incentive Award under this 2003 Plan. If the 2003 minimum EBITA target is reached, the bonus EBITA financial award will be calculated based on each Business Segment's performance against its individual Business Segment targets. The Pay-out Percentage is capped at 100% of the established Earnings Growth. The following formula shall be used by SIRVA in calculating the Earnings Growth Pay-out Percentage:

(Actual EBITA - Minimum EBITA Target) (Maximum Target EBITA - Minimum Target EBITA)

        Section 4.03. Cash Generation. If SIRVA achieves the Minimum Performance Level for the 2003 Incentive Year, the Cash Generation Performance Measurement is based upon SIRVA's Average DSO (13 points) performance in the 2003 Incentive Year for all Business Segments with the exception of Insurance and Relocation North America.

  a)
  SIRVA must reduce 2003 Average DSO (13 points) to less than its 2002 Average DSO (13 points) in order for any Individual Performance Measurement Pay-out Percentage for the Cash Generation Performance Measurement. The Pay-out Percentage is capped at 100% of the Target Performance Level. The following formula shall be used by SIRVA in calculating the DSO Percentage:

(Actual DSO - Minimum DSO Target) (Maximum Target DSO - Minimum Target DSO)
  b)
  Operating Funds Flow is used as the Cash Generation Performance Measurement for the Relocation North America Business Segment. Relocation North America must exceed the 2003 minimum OFF target for any Individual Performance Measurement Payout-out Percentage for the Operating Funds Flow. The Payout Percentage is capped at 100% of the Target Performance Level. The following formula shall be used by SIRVA in calculating the OFF Percentage:

(Actual OFF - Minimum OFF Target) (Maximum Target OFF - Minimum Target OFF)

        Section 4.04. Leadership and Strategic Initiatives. A Participant's performance during the 2003 Incentive Year will be evaluated based upon the successful completion of the established Leadership and Strategic Initiatives for the Participant's Business Segment for the 2003 Incentive Year. The established Leadership and Strategic Initiatives for each Participant's Business Segment must be targeted, quantifiable, and/or otherwise measurable and shall be set forth in a Performance Partnering Assessment form, which, once approved, shall be incorporated into this 2003 Plan by this reference. The Compensation Committee can make an adjustment (either higher or lower) to any Leadership and Strategic Initiative assessment made by a Business Segment Leader. The Leadership and Strategic Initiative Performance Measurement can exceed the capped Target Performance Level by an additional 10% based on the discretion described previously.

        Section 4.05. Partial Year Participation. Participants that are hired, promoted, demoted, transferred, or otherwise moved to a different salary band level during the 2003 Incentive Year will be eligible on a pro-rated basis for the portion of the 2003 Incentive Year the associate fell within each such respective eligible salary band level. Participants must be hired or promoted into an eligible band level on or before December 1, 2003. Pro-rations will be calculated on a daily basis. The Incentive Award, if any, will be based upon the Participant's Average Base Salary as of the end of the 2003 Incentive Year. For example, a Participant transferring to a non-participating SIRVA company or a non-eligible position within SIRVA for the final six (6) months of the 2003 Incentive Year will only be eligible for 50% of the Incentive Award otherwise payable and such Incentive Award will be based upon the Participant's Average Base Salary during the entire 2003 Incentive Year.

        Section 4.06. Termination. Except as otherwise set forth herein, any Participant who leaves employment with SIRVA for any reason prior to the payment of any Incentive Award shall not be eligible nor will such Participant be considered to have earned any Incentive Award for the 2003 Incentive Year. An award will be made to a Participant who participated in the 2003 Plan during the 2003 Incentive Year for the entire year, and who, between the end of the 2003 Incentive Year and the time when Incentive Awards for the 2003 Incentive Year are paid by SIRVA, retires at the normal retirement age of 65 or whose employment terminates as a result of death or disability. In the event of the death of a Participant who participated in the 2003 Plan during the 2003 Incentive Year, an Incentive Award may be granted by the Compensation Committee to the Participant's legal representative.

Section 5. Payment

        If an Incentive Award becomes payable for the 2003 Incentive Year, the payment of the Incentive Award will be made, less the appropriate payroll deductions on or before March 15, 2004. All payments are to be made in cash and are not eligible for deferral under this 2003 Plan, but may be deferred under the SIRVA Executive Deferred Compensation Plan, the SIRVA Employee Retirement Savings Plan, the SIRVA, Inc. Omnibus Stock Incentive Plan or any other plan allowing for deferral of compensation maintained by SIRVA or a SIRVA Controlled-Company in accordance with the terms and conditions of such plan documents.

        In all cases, eligibility to receive an Incentive Award, the amount of any Incentive Award and the portion paid will be determined and approved by the Compensation Committee or its delegate, as appropriate, in its sole discretion.

Section 6. Taxes

        Any Incentive Award that is received by a Participant under the 2003 Plan is taxable as ordinary income in the year of payment and subject to withholding tax. SIRVA reserves the right to withhold any federal, state or local, domestic or foreign taxes as required by law or regulation or as SIRVA deems appropriate from any Incentive Payments that it makes to Participants hereunder. FICA tax will be due in the year that the Incentive Award is paid.

Table A – 2003 Incentive Year Target Performance Levels

		EBITA ($)		DSO (Days)		OFF
Grp #	Business Segment
		Min	Max	Min	Max	Min	Max
1	Relo Services	$15.9	$19.0	N/A	N/A	$10.0	$13.8
2	Moving Services NA	41.9	42.1	53.0	49.2

3	Global Relo Redefined NA	57.8	61.1	53.0	49.2

Memo	Moving Services NA	41.9	42.1	53.0	49.2
4	Specialty Transportation	3.0	4.7	50.6	47.4

5	Network Services	44.9	46.8	52.5	49.6

Memo	Relo Services Europe	.9	1.2	N/A	N/A
6	Moving Services Europe	21.9	26.4	47.2	44.8

7	Global Relo Redefined Europe	22.8	27.6	47.2	44.8

Memo	Relo Services AP	(.4)	.7	N/A	N/A
8	Moving Services AP	7.1	9.8	30.5	30.0

9	Global Relo Redefined AP	6.7	10.5	30.5	30.0

10	Insurance Services	27.7	34.3	N/A	N/A

11	Solutions	1.5	2.3	51.3	48.1

12	Total SIRVA	$119.0	$138.6	43.5	41.4

        EBITA Minimums generally based on '02 PF actuals, logistics based on restructured business model for solutions and special transportation. M&A activity is additive. Plan targets are based on budgeted depreciation of 44.4. Targets will be adjusted for any variance to above/below budgeted depreciation figures. BOD, CDR costs are not considered for MIP performance. Corporate PTO hedge is not allocated to business segments but may be used to offset board approved restructuring.

        DSO Overall SIRVA DSO will determine individual segment/divisional payouts, but each business segment will have specific '03 G&Os..either $OFF or 13 pt DSO. Segment DSO targets are established at a gross basis. The receivables include intercompany receivables, but do not include bad debt reserves or non-trade receivables. The total SIRVA DSO target is on a net basis—all intercompany receivables are netted out, bad debt reserves are applied and non-trade receivables are added to the receivables calculation. It is therefore possible to have a SIRVA target that is lower than each of the contributing segments.

Table B – 2003 Incentive Year Metrics and Weightings

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  Exhibit 10.52
SIRVA INC. MANAGEMENT INCENTIVE PLAN (Effective as of January 1, 2003)